Cryo-Cell International, Inc.
3165 McMullen Booth Road
Building #5
Clearwater, Florida

         RE:      15,000 Shares of Common Stock ($0.01 par value)
                  for the Advisor Compensation Plan (the "Plan")
                  ----------------------------------------------

Gentlemen:

         We have acted as counsel for Cryo-Cell International, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended, of 15,000 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), which may be purchased pursuant to the Plan.

         We have conferred with various officers of the Company and have ascertained or verified, to our satisfaction, such facts as we deemed necessary or appropriate for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that all legal and corporate proceedings necessary for the authorization, issuance and delivery of the shares of Common Stock under the Plan have been duly taken, and the Common Stock, upon acquisition pursuant to the terms of the Plan, will be duly authorized, legally and validly issued, fully paid and nonassessable.

         We hereby consent to all references to our Firm in the Registration Statement and to the filing of this opinion by the Company as an Exhibit to the Registration Statement.

                                                  Very truly yours,


                                                  /s/ McDermott, Will & Emery

                                                  McDermott, Will & Emery